Date	April 10, 2017
For Release	Immediately
Contact	Scott Schroeder, Eaton, +1.440.523.5150 Jon Mills, Cummins Inc.,+1.317.658.4540
Eaton and Cummins Inc. Announce Joint Venture for Automated
Transmissions for Heavy- and Medium-Duty Commercial Vehicles

COLUMBUS, Ind. and DUBLIN--Power management company Eaton (NYSE:ETN) and global power leader Cummins Inc. (NYSE:CMI) today announced an agreement to form a joint venture for automated transmissions for heavy-duty and medium-duty commercial vehicles. The joint venture will be named Eaton Cummins Automated Transmission Technologies.

Cummins and Eaton will each own 50 percent of the new joint venture. The formation of the joint venture is subject to regulatory approvals and customary closing conditions. The parties expect the transaction to close in the third quarter of 2017. Cummins will consolidate joint venture results as part of its Components business segment.

“Customers are focused on powertrain solutions that provide the best combination of technology, performance and quality,” said Craig Arnold, Eaton chairman and chief executive officer. “Our joint venture with Cummins will leverage the technical strengths and experience of two industry leaders with long histories and deep industry expertise to provide superior automated transmission technology for our global customers.”

“Our growth strategy includes expanding our product offerings and extending our global footprint by becoming the world’s leading powertrain supplier,” said Tom Linebarger, chairman and CEO, Cummins Inc. “Our JV with Eaton will deliver the most advanced automated transmissions and develop an integrated powertrain and service network that supports our customers like never before. Just as we've done for the past 100 years, we will use our experience in partnerships and technological expertise to ensure our customers' success.”

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The global joint venture will provide customers with industry-leading transmission technologies and solutions that deliver best-in-class fuel efficiency, performance and uptime while leveraging both Cummins’ and Eaton’s global service and support networks. The joint venture will design, assemble, sell and support all future medium-duty and heavy-duty automated transmissions for the commercial vehicle market. Eaton’s current medium-duty automated transmission, Procision®, and next generation heavy-duty automated transmissions, will be part of the joint venture. In addition, the joint venture will market, sell, and support Eaton’s current generation of automated heavy-duty transmissions to OEM customers in North America.

Eaton’s Vehicle Group will retain its global manual transmission business, global clutch business, current generation medium-duty and heavy-duty automated transmission business outside of North America, global aftermarket business, light-duty transmission business, agricultural transmission business, and global automotive business and associated product lines.

Under the terms of the agreement, Eaton will receive $600 million in cash from Cummins for 50 percent interest in the joint venture.

Conference Call with Eaton Management at 1:00 p.m. Eastern, April 10, 2017
Eaton’s conference call to discuss the joint venture is available to all interested parties as a  live audio webcast today at 1 p.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. An audio replay of the webcast will be available at the same link.

Cummins leadership will comment further on the joint venture and answer investor questions during its Q1 2017 Earnings call on May 2 at 10 a.m. ET.

About Eaton
Eaton is a power management company with 2016 sales of $19.7 billion. We provide energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 95,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

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About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business segments that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 55,400 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,400 dealer locations. Cummins earned $1.39 billion on sales of $17.5 billion in 2016. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twitter.com/cummins and on YouTube at www.youtube.com/cumminsinc.

This news release contains forward-looking statements about the future Eaton Cummins Automated Transmission Technologies joint venture. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside of either company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the joint venture’s markets; unanticipated downturns in business relationships with customers; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; unanticipated difficulties achieving the customary closing conditions to which the transaction remains subject; new laws and governmental regulations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
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